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                                                                  EXHIBIT 10.3


                             CONTRACT OF EMPLOYMENT

         This Agreement, made and entered into this 5th day of November, 1992, by and between Mercantile Bank, a corporation duly organized and existing under the laws of the State of Florida, and Gordon W. Campbell, as Chairman and President of said Bank,


         WHEREAS, Gordon W. Campbell is the existing Chairman of the Board of Mercantile Bank and has been continually in that position since the Bank's recapitalization as a bank, and

         WHEREAS, the Bank and Gordon W. Campbell have seen fit to establish matters normally dealt with in an employment contract such as salary, vehicle allowance, expenses, and hospitalization by separate determinations, and

         WHEREAS, it is not the intent of the parties to attempt to incorporate in this Agreement any such separate determinations, nor is the exclusion of said items from this Agreement in any way intended to nullify said determinations or to modify them in any way, and

         WHEREAS, the Executive Council at its meeting on August 26, 1992, in open discussion with the said Gordon W. Campbell, did agree upon the following additional contractual provisions,

                              W I T N E S S E T H :

         The parties hereto in and for their mutual covenants and good and valuable consideration, do agree as follows:

                                  COMPENSATION

         Gordon W. Campbell is hereby employed by Mercantile Bank for a period of ten (10) years, commencing the 26th day of August,


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1992, at such reasonable salary as the parties hereto shall agree to from time to time.

                             ALLOWANCES AND BENEFITS

         Mr. Campbell shall be entitled to receive reimbursements and benefits of all types commensurate with, and at least equal to, the benefits of the other corporate officers, excepting only benefits which are given to a specific officer for a specific and separate banking purpose.

                              DUTIES OF THE OFFICE

         Mr. Campbell hereby commits to the Corporation to carry out the duties set forth in the Bylaws and Charter for his position as President and/or Chairman, and agrees to discharge the same faithfully and to the best of his ability. The said Gordon W. Campbell shall devote his full business time and attention to the business and affairs of the Corporation, and shall use his best efforts to promote the best interest of the Corporation. He shall hold such office or offices in a corporation or corporations, or any subsidiary corporation, to which he may be elected and appointed by the Board of Directors of Mercantile Bank, subject to such reasonable requirements and allowances as the said Gordon W. Campbell shall request, and shall perform the duties thereof to the best of his ability. The said Gordon W. Campbell shall perform such other reasonable duties as shall from time to time be prescribed by the Directors of the Corporation.

         The Corporation understands that the said Gordon W. Campbell has business interests outside of the Corporation, and there is no intent by this Agreement to restrict those business interests or to


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prohibit the said Gordon W. Campbell from holding office in other corporations or owning interest in other corporations, so long as said corporations do not have an interest which substantially conflicts with the interest of Mercantile Bank, and so long as the carrying out of the duties of such other offices do not- by the requirements of time, talent, or knowledge interfere in any way with the said Gordon W. Campbell fully performing the duties assigned to him by the Board of Directors of Mercantile Bank.

                                   SEPARATION

         A. Discharge for Cause. The Bank may, at any time, terminate this Agreement for cause, which term is hereby defined as any activity of the said Gordon W. Campbell which is 1) clearly inconsistent with his fiduciary duties to the Bank; 2) in violation of the laws of the State of Florida or the United States of America to the extent of constituting a felony; 3) morally reprehensible conduct of such a nature as to clearly have a substantial adverse effect upon the business of the Bank; and 4) engaging in activities of a financial nature, either in his personal life or in the conduct of the business of the Bank, which could pose a substantial risk of either loss to the Bank or severe criticism by those in regulatory authority over the Bank.

         B. Resignation and Termination Not For Cause. In the event the said Gordon W. Campbell terminates his duties as Chairman or President, for any reason other than for cause as above defined, the said Gordon W. Campbell shall be retained as a consultant for a salary of $60,000 per year for the remaining term of the contract. As such consultant, the said Gordon W. Campbell shall


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make himself available to the Bank for at least fifteen (15) hours of each week of eleven (11) months of the year.

         In the event the said Gordon W. Campbell is discharged because of physical or mental inability to perform his duties, the discharge will be considered a termination not for cause and availability shall be as permitted by said inability.

         C. Benefits After Separation. ln the event of separation not for cause as above specified or in,the event of retirement at any time after the term of the Agreement or by agreement at any time during the time of the Agreement, the Corporation agrees, to the extent possible under such health insurance contracts, if any, as the Corporation has in effect from time to time, to make available to the said Gordon W. Campbell said benefits, the cost of which benefits would be handled as with any other active officer of the Corporation.

                               SHORTENING OF TERM

         The occurrence of any of the following items shall be referred to as a "sale of the Bank"; 1) a sale of fifty percent (50%) or more of the stock of the Bank in one or more related transactions; 2) a merger or acquisition of the Bank by another bank, or a bank holding company, under such circumstances that the end result of the transaction is a change of the control of the Board of Directors of Mercantile Bank; or 3) an acquisition of another bank by Mercantile Bank or a holding company of Mercantile Bank under such circumstances that the end result of the transaction is a change of control of the Board of Directors of Mercantile Bank. If there occurs a "sale of the Bank" under such circumstances as those


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acquiring control require a reduction in price or the payment of a lesser price or consideration due to the existence of the Agreement with Gordon W. Campbell, the contractual provisions of this Contract will be reduced to five (5) years from the date of reduction or the balance of the contract, whichever is less.

                                  STOCK OPTIONS

         In addition to the stock options previously granted to Gordon W. Campbell, an additional Twenty Thousand (20,000) shares are hereby granted by this Agreement at the price of Eight Dollars ($8.00) per share. These shares shall be considered fully vested at this time provided, however, that in the event of termination of employment, the periods provided in the option plan of the Bank for exercise of the option after termination shall commence to run with the termination of employment, and the employment as a consultant shall not be considered as employment for said purposes.

         IN WITNESS WHEREOF, the parties have hereunto set their hands on the day and year first above written.


                                             MERCANTILE BANK

                                             By: /s/ Barry Miller
                                                --------------------------------
                                                  Barry Miller, Vice President

                                            /s/ Gordon W. Campbell
                                            ------------------------------------
                                            GORDON W. CAMPBELL



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